Security Ownership of Directors and Officers

The following table lists, as of August 13, 2018, the number of shares of common stock of ProLung, Inc. (the “Company”) that are beneficially owned by (i) each named executive officer and director on the Company’s Board of Directors (the “Board”) and (ii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our directors and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,861,848 shares of our common stock issued and outstanding as of August 13, 2018. Unless otherwise indicated, the address of each person listed is in care of ProLung, 757 East South Temple, Suite 150, Salt Lake City, Utah 84102.

Name of Officer or Director	Amount and Nature of Beneficial Ownership (1) (2)	Percentage of Shares Beneficially Owned

Michael Garff, Director and Chief Executive Officer (3)	74,999	1.9%
Mark V. Anderson, Director and Chief Financial Officer (4)	15,624	0.4%
Robert W. Raybould, Director (5)	184,359	4.8%
J. Scott Nixon, Director (6)	16,404	0.4%
Jared Bauer, Director	-	-
Rex Yung, Chief Scientific Officer (7)	25,000	0.6%
All Executive Officers and Directors as a Group (six persons)	316,386	8.1%

(1)	The number of shares included on this table includes those shares owned by the beneficial owner’s spouse, and entity or trust controlled by the beneficial owner, or owned by another person in the owner’s household.
(2)	Each member of the Board is awarded options to purchase shares of common stock for services on the Board. Additionally, members of the Board that serve as committee heads are awarded additional shares of common stock for these services. Shares awarded are issued to the recipient and vest over the term of services. In the event of early termination of services and not serving for the full term for which the shares were awarded, a pro rata portion of the shares are required to be returned to the Company.
(3)	Includes 15,624 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.
(4)	Includes 15,624 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.
(5)	Includes 12,106 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.
(6)	Includes 16,404 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.
(7)	Includes 25,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.